Exhibit 99.1

ANALOG DEVICES ANNOUNCES JERRY FISHMAN TO REMAIN AS CEO;

VINCENT ROCHE APPOINTED PRESIDENT

Norwood, Mass. – September 20, 2012 – Analog Devices, Inc. (NASDAQ: ADI) a global leader in high-performance semiconductors for signal processing applications, today announced that Jerry Fishman will remain as Chief Executive Officer following the expiration of his current contract on October 28, 2012.

“I am more excited than ever about the opportunities available for ADI as our technology becomes critical to so many applications and customers around the world,” said Mr. Fishman. “I am appreciative that our Board of Directors continues to place their trust in me and I look forward to continuing to lead our Company and its extraordinarily talented people.”

ADI also announced the promotion of Vincent Roche to President of ADI, reporting to Mr. Fishman. As President, Mr. Roche will be responsible for ADI’s product development, sales and marketing, and new business development organizations. Mr. Roche’s promotion will be effective November 5, 2012, which is the beginning of the Company’s next fiscal year.

“Vince is ideally suited to this role, with a very long and distinguished career at ADI,” said Mr. Fishman. “Throughout his career at ADI, Vince has demonstrated a highly insightful understanding of our business and is well respected for his knowledge and judgment, and for the relationships he has built with our customers around the world.

“Over the past several years, we have made great progress focusing on the products and markets where we can best leverage our world-class technology, while substantially increasing the profitability of the Company,” Mr. Fishman continued. “The next chapter in ADI’s progression is to deepen our understanding of our customers’ future signal processing needs and link those needs closely with our product development. By combining engineering, sales, and marketing under Vince, we can gain further advantage.”

“I am delighted to assume this additional responsibility,” said Mr. Roche. “I am very confident that we have the product and technology capabilities and the customer relationships in place to build on our prior successes. I look forward to helping take ADI to the next level of performance.”

In addition, ADI announced new roles for long-term executives Robbie McAdam and Dick Meaney. Mr. McAdam has been appointed Executive Vice President and will replace Mr. Roche as head of ADI’s Strategic Market Segments organization, which provides systems-level applications expertise and solutions for ADI’s key markets. Mr. Meaney will lead the Core Products and Technologies Group, which is responsible for all of ADI’s product development programs. Mr. McAdam and Mr. Meaney will report to Mr. Roche in their new roles.

For more information visit investor.analog.com.

About Analog Devices

Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices is included in the S&P 500 Index.